Extracted of Farmland
Undertake agreement

Party A: The local government of Shidui Village Party B: Weifang Xinsheng Food Co., Ltd

•
Party B is agreed to undertake a total of 5,000 acres of farmland situated within Shidui Village, Anqiu City, Shandong province for a period of 14 years starting from January 1, 2009 to December 31, 2023;

•
Party B is agreed to prepay an annual undertaking fee of RMB600 per acre to the local farmer. The total amount is RMB 3million. This amount is deducible upon purchase of agriculture product from these farmers;

•	Party B shall pay the undertaking fee on or before January 31, 2009;

•	Party B is responsible for all seeds and related facilities for farming;